SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant under Rule 14a-12

CASUAL MALE RETAIL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASUAL MALE RETAIL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on August 8, 2005

Notice is hereby given that the 2005 Annual Meeting of Stockholders of Casual Male Retail Group, Inc. (the “Company”) will be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, MetLife Building, 15th Floor, New York, New York at 11:00 A.M., local time, on Monday, August 8, 2005 for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 28, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote FOR the election of all eight nominees to serve as directors of the Company and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Along with the attached Proxy Statement, the Company is sending you copies of its Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

The Board of Directors has fixed the close of business on June 20, 2005 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on June 20, 2005 will be available for inspection by any stockholder of the Company for any purpose germane to the Annual Meeting during normal business hours at the Company’s principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 20, 2005 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting. Stockholders who attend the Annual Meeting may vote their shares personally, even though they have sent in proxies.

By order of the Board of Directors,

/s/ DENNIS R. HERNREICH
Dennis R. Hernreich
Secretary

Canton, Massachusetts

July 8, 2005

IMPORTANT: Please mark, date, sign and return the enclosed proxy as soon as possible. The proxy is revocable and it will not be used if you give written notice of revocation to the Secretary of the Company at 555 Turnpike Street, Canton, Massachusetts 02021, prior to the vote to be taken at the Annual Meeting, if you lodge a later-dated proxy or if you attend and vote at the Annual Meeting.

CASUAL MALE RETAIL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

August 8, 2005

USE OF PROXIES

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about July 8, 2005, in connection with the solicitation by the Board of Directors of Casual Male Retail Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, MetLife Building, 15th Floor, New York, New York at 11:00 A.M., local time, on Monday, August 8, 2005 and at any and all adjournments thereof (the “Annual Meeting”). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders’ instructions.

Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all eight nominees to serve as directors of the Company, (ii) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and (iii) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. Any stockholder may revoke such stockholder’s proxy at any time before it has been exercised by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

Only holders of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), of record at the close of business on June 20, 2005, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 34,270,320 shares of Common Stock issued and outstanding, excluding shares held by the Company in treasury. Each share is entitled to one vote at the Annual Meeting.

A plurality of the votes properly cast for the election of directors is required to elect directors, and a majority of the votes properly cast is required for all other matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. No votes may be taken at the Annual Meeting, other than a vote to adjourn, unless a quorum, consisting of a majority of the shares of Common Stock outstanding as of the record date, is present in person or represented by proxy at the Annual Meeting. Any stockholder who attends the Annual Meeting may not withhold such stockholder’s shares from the quorum count by declaring such shares absent from the Annual Meeting.

Shares voted to abstain or to withhold as to a particular matter, or as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of a particular matter, shall be deemed present for quorum purposes. Such shares, however, will not be deemed to be voting with respect to any matter presented at the Annual Meeting and will not count as votes for or against such matter. Votes will be tabulated by the Company’s transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock as of June 15, 2005. The Company is informed that, except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Jewelcor Management, Inc. 100 N. Wilkes Barre Blvd. Wilkes Barre, Pennsylvania 18702	4,170,273	(2)	12.09%

Krevlin Advisors, LLC 598 Madison Avenue, 12th Floor New York, New York 10022	3,181,000	(3)	9.28%

Wellington Management Group, LLP 75 State Street Boston, Massachusetts 02109	3,094,700	(4)	9.03%

Baron Capital Group, Inc. 767 Fifth Avenue New York, New York 10153	2,664,856	(5)	7.45%

The Clark Estates, Inc. One Rockefeller Plaza, 31st Floor New York, New York 10020	2,339,265	(6)	6.95%

Babson Capital Management LLC One Memorial Drive Boston, Massachusetts	2,079,040	(7)	6.07%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 34,270,184 shares of Common Stock outstanding as of June 15, 2005, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(2)	The Company has received Amendment No. 50 to Schedule 13D dated March 3, 2005, stating that Jewelcor Management, Inc. (“JMI”) is the beneficial owner of 4,170,273 shares of the Company’s Common Stock. Includes 227,059 shares subject to warrants exercisable within 60 days. Excludes 1,542,765 shares (which includes 1,530,000 shares subject to options exercisable within 60 days) owned individually by Mr. Holtzman. Mr. Holtzman is the chairman, president and chief executive officer and, indirectly with his wife, the primary shareholder of JMI.
(3)	Krevlin Advisors, LLC has indicated to the Company that, as of June 15, 2005, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.
(4)	Wellington Management Group, LLP has indicated to the Company that, as of June 15, 2005, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

(5)	The Company has received Amendment No. 2 to Schedule 13G dated February 14, 2005, stating that Baron Capital Group, Inc. was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table. Includes 1,507,353 shares subject to warrants exercisable within 60 days.
(6)	The Company has received Amendment No. 1 to Schedule 13G dated December 31, 2004, stating that The Clark Estates, Inc. was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table, all of which are held of record by Clark Partners I, L.P. Includes 247,059 shares of Common Stock subject to warrants exercisable within 60 days. Stephen Duff, a director of the Company until February 26, 2004, is Treasurer of Ninth Floor Corporation, the general partner of Clark Partners I, L.P. and he is also Senior Investment Manager at The Clark Estates, Inc.
(7)	Babson Capital Management LLC has indicated to the Company that, as of June 15, 2005, it was the beneficial owner of the number of shares of Common Stock set forth opposite its name in the table.

Security Ownership of Management

The following table sets forth certain information as of June 15, 2005, with respect to the directors of the Company, the Named Executive Officers (as defined below under “Executive Compensation”) and the directors and executive officers of the Company as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class(1)
Seymour Holtzman Chairman of the Board and Director	5,713,038	(2)	15.86%
David A. Levin Chief Executive Officer, President and Director	936,927	(3)	2.68%
Dennis R. Hernreich Chief Financial Officer, Executive Vice President, Chief Operating Officer and Treasurer	539,543	(4)	1.55%
Linda B. Carlo Executive Vice President, Business Development & Global Sourcing	77,000	(5)	*
Joseph H. Cornely III Executive Vice President, Store Development	107,000	(6)	*
Robert L. Sockolov Chief Executive Officer of Rochester division and Director	133,000	(7)	*
Alan S. Bernikow, Director	59,044	(8)	*
Jesse Choper, Director	146,901	(9)	*
James P. Frain, Director	31,470	(10)	*
Joseph Pennacchio, Director	136,893	(9)	*
George T. Porter, Jr., Director	182,104	(11)	*
Directors and Executive Officers as a group (11 persons)	8,062,920	(12)	21.29%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 34,270,184 shares of Common Stock outstanding as of June 15, 2005, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2)	Mr. Holtzman may be deemed to have shared voting and investment power over 5,713,038 shares of Common Stock, which include 4,170,273 shares beneficially owned by JMI, of which Mr. Holtzman is the chairman, president and chief executive officer and indirectly, with his wife, the primary shareholder, and include 227,059 shares subject to warrants exercisable within 60 days, as well as 1,542,765 shares owned individually, which include 1,530,000 shares subject to stock options exercisable within 60 days.
(3)	Includes 725,000 shares subject to stock options exercisable within 60 days and 4,121 shares beneficially owned by Mr. Levin through the Casual Male 401(k) Salaried Plan.
(4)	Includes 455,000 shares subject to stock options exercisable within 60 days and 7,343 shares beneficially owned by Mr. Hernreich through the Casual Male 401(k) Salaried Plan.
(5)	Includes 75,000 shares subject to stock options exercisable within 60 days.
(6)	Includes 107,000 shares subject to stock options exercisable within 60 days.
(7)	Includes 100,000 shares subject to stock options exercisable within 60 days.
(8)	Includes 49,000 shares subject to stock options exercisable within 60 days and 4,000 shares subject to warrants exercisable within 60 days.
(9)	Includes 90,000 shares subject to stock options exercisable within 60 days.
(10)	Includes 30,000 shares subject to stock options exercisable within 60 days.
(11)	Includes 120,000 shares subject to stock options exercisable within 60 days.
(12)	Includes 3,371,000 shares subject to stock options exercisable within 60 days and 231,059 shares subject to warrants exercisable within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors, in accordance with the By-Laws of the Company, as amended (the “By-Laws”), has set the number of members of the Company’s Board of Directors at nine. There is currently one vacancy on the Board of Directors. At the Annual Meeting, eight nominees, each of whom currently serves as a member of the Board of Directors of the Company, are to be elected to serve on the Board until the 2006 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Alan S. Bernikow, Jesse Choper, James P. Frain, Joseph Pennacchio, George T. Porter Jr. and Robert L. Sockolov. The Board of Directors does not intend to nominate a ninth director at this time, although, in accordance with the Company’s By-Laws, a new director could be named at a later date following the Annual Meeting. Any such director would serve on the Board until the 2006 Annual Meeting and until his or her successor has been duly elected and qualified. Although management expects all nominees to accept nomination and to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election. Cumulative voting is not permitted.

The Board of Directors unanimously recommends that you vote FOR the election of the eight individuals named below as directors of the Company.

Set forth below is certain information regarding the Company’s nominees for directors, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director, their respective ages as of June 20, 2005 and the year in which each became a director of the Company:

Name(1)	Age	Position	Director Since
Seymour Holtzman	69	Chairman of the Board and Director	2000
David A. Levin	54	President, Chief Executive Officer and Director	2000
Alan S. Bernikow	64	Director(2), (3)	2003
Jesse Choper	69	Director(2), (3), (4)	1999
James P. Frain	56	Director	2004
Joseph Pennacchio	58	Director(2), (4)	1999
George T. Porter, Jr.	58	Director(4)	1999
Robert L. Sockolov	75	Director, Chief Executive Officer of the Rochester Big & Tall division(5)	2004

(1)	Frank J. Husic, a director of the Company since June 23, 2003, resigned his position effective February 1, 2005.
(2)	Current member of the Audit Committee.
(3)	Current member of the Nominating and Corporate Governance Committee.
(4)	Current member of the Compensation Committee.
(5)	Mr. Sockolov was appointed a director of the Company on October 27, 2004.

Seymour Holtzman has been a director of the Company since April 7, 2000 and Chairman of the Board since April 11, 2000. On May 25, 2001, the Board of Directors of the Company hired Mr. Holtzman as an officer and an employee of the Company. Mr. Holtzman has been involved in the retail business for over 30 years. For many years, he has been the President and Chief Executive Officer of Jewelcor, Inc., a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management, Inc., a company primarily involved in investment and management services; C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in Chicago, Illinois. Mr. Holtzman is currently Chairman of the Board of MM Companies, Inc. (OTCBB: “MMCO”). Mr. Holtzman is a well-known shareholder activist who specializes in the banking industry and the retail industry.

David A. Levin has been President and Chief Executive Officer of the Company since April 10, 2000 and a director of the Company since April 11, 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for over 30 years.

Alan S. Bernikow has been a director of the Company since June 29, 2003. From 1998 until his retirement in May 2003, Mr. Bernikow was the Deputy Chief Executive Officer at Deloitte & Touche LLP where he was responsible for assisting the firm on special projects such as firm mergers and acquisitions and partner affairs. Mr. Bernikow joined Touche Ross, the predecessor firm of Deloitte & Touche LLP, in 1977, prior to which Mr. Bernikow was the National Administrative Partner in Charge for the accounting firm of J.K. Lasser & Company. Mr. Bernikow is a member of the Board of Directors and of the Audit Committee of Revlon, Inc.; a member of the Board of Directors and Chairman of the Audit Committee of Mack-Cali; a member of the Board of Directors and Chairman of the Audit Committee of the FOJP Service Corporation; a member of the Board of Directors, Treasurer and Chairman of the Audit Committee for the Jewish Communal Fund; Chairman of the Board of The Heart Institute of Staten Island; and a member of the Board of Directors and Chairman of the Audit Committee of Saint Vincent Catholic Medical Centers.

Jesse Choper has been a director of the Company since October 8, 1999. Mr. Choper is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law, where he has taught since 1965. From 1960 to 1961, Professor Choper was a law clerk for Supreme Court Chief Justice Earl Warren. Mr. Choper is also on the Board of Directors of MM Companies, Inc.

James P. Frain has been a director of the Company since April 2, 2004. Since June 1999, Mr. Frain has been with Chico’s, a specialty retailer of women’s apparel. Mr. Frain started with Chico’s as the Marketing Director and most recently Mr. Frain was promoted to Executive Vice President and Chief Marketing Officer for Chico’s.

Joseph Pennacchio has been a director of the Company since October 8, 1999. From 1997 until his retirement in January 2005, Mr. Pennacchio was the Chief Executive Officer of Aurafin LLC, a privately held jewelry manufacturer and wholesaler. From 1994 to 1996, Mr. Pennacchio was President of Jan Bell Marketing, a $250 million jewelry retailer, which was listed on the American Stock Exchange. Mr. Pennacchio was also President of Jordan Marsh Department Stores from 1992 to 1994.

George T. Porter, Jr. has been a director of the Company since October 28, 1999. Mr. Porter was President of Levi’s USA for Levi Strauss & Co. from 1994 to 1997. Beginning in 1974, Mr. Porter held various positions at Levi Strauss & Co., including President of Levi’s Men’s Jeans Division. Mr. Porter was also Corporate Vice President and General Manager of Nike USA from 1997 to 1998. Mr. Porter is a member of the Board of Directors of Luna Vineyards and a member of the Board of Directors of Haas Industries.

Robert L. Sockolov was appointed a director of the Company on October 27, 2004 in connection with the Company’s acquisition of Rochester Big & Tall Clothing (“Rochester”). At that time, Mr. Sockolov was also appointed Chief Executive Officer of the Company’s newly acquired Rochester division. Prior to joining the Company, Mr. Sockolov had been with Rochester since 1951 and, since 1967, was Rochester’s President and Chief Executive Officer.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

Non-Director Executive Officers

Dennis R. Hernreich, 49, has been Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company since September 2002. Prior to that, Mr. Hernreich served as the Senior Vice President, Chief Financial Officer and Treasurer upon joining the Company on September 5, 2000. Prior to joining the Company, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann’s Inc., a national retailer of women’s apparel. From 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

Linda B. Carlo, 58, is currently Executive Vice President, Business Development & Global Sourcing. Prior to that, since August 2003, Ms. Carlo was the Executive Vice President, General Merchandise Manager of the Casual Male division. Prior to joining the Company, from 2002 to 2003, Ms. Carlo served as the General Manager for the Jessica London Catalog, a division of Chadwick of Boston/Brylane. Prior to that, Ms. Carlo was the Vice President, Divisional Merchandise Manager at Lane Bryant, a division of The Limited, Inc. from 1998 to 2002.

Joseph H. Cornely III, 53, is currently the Company’s Executive Vice President of Store Development. Mr. Cornely began his career with Casual Male Corp. in 1972 and joined the Company in May 2002 as part of the Company’s acquisition of Casual Male.

There are no family relationships between any of the Company’s directors and executive officers.

Board of Directors

The Board of Directors met 10 times during the Company’s fiscal year ended January 29, 2005 (“fiscal 2004”). Each of Messrs. Holtzman, Bernikow, Choper, Levin, Pennacchio, Porter and Sockolov attended at least 75 percent of the aggregate of the total meetings of the Board and the total meetings of the committees of the Board on which such director served. Mr. Frain attended less than 75 percent of the aggregate of the total meetings of the Board during fiscal 2004. Frank Husic, who resigned from the Board on February 1, 2005, attended at least 75 percent of the aggregate of the total meetings of the Board and the total meetings of the committees on which he served.

Committees of the Board

The Board of Directors has four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Investor Relations Committee. The Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee are each comprised of directors who are “independent” under the rules of the Nasdaq National Market (“Nasdaq”).

Nominating and Corporate Governance Committee

In August 2003, the Company established a Nominating Committee. As a result of the changing regulatory environment, including changes to the rules of the SEC and Nasdaq adopted in response to the Sarbanes-Oxley Act of 2002. In April 2004, the Board of Directors redefined the committee as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter, which can be found under “Corporate Governance” on the Investor Relations page of the Company’s website at

www.casualmale.com/investor. The Committee was established to perform functions related to governance of the Company, including, but not limited to, planning for the succession of the CEO and such other officers of the Company as the Committee shall determine from time to time, recommending to the Board of Directors individuals to stand for election as directors, overseeing and recommending the selection and composition of committees of the Board of Directors, and developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company. The present members of the Nominating and Corporate Governance Committee are Messrs. Choper and Bernikow, both of whom are “independent” under the rules of Nasdaq.

The Board’s current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating and Corporate Governance Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Committee (the current procedures are described below), and conduct inquiries it deems appropriate. The Nominating and Corporate Governance Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating and Corporate Governance Committee in light of the minimum qualifications and other criteria for Board membership approved by the Committee from time to time.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee, both those recommended by the Committee and those recommended by stockholders, meets the following minimum qualifications:

•	The nominee should have a reputation for integrity, honesty and adherence to high ethical standards.

•	The nominee should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	The nominee should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•	The nominee should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stakeholders.

•	The nominee should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

The current procedures to be followed by stockholders in submitting recommendations for director candidates are as follows:

1. All stockholder recommendations for director candidates must be submitted to the Secretary of the Company at the Company’s offices located at 555 Turnpike Street, Canton, Massachusetts, 02021 who will forward all recommendations to the Nominating and Corporate Governance Committee.

2. All stockholder recommendations for director candidates must be submitted to the Company not less than 120 calendar days prior to the date on which the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

3. All stockholder recommendations for director candidates must include the following information:

a. The name and address of record of the stockholder.

b. A representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act.

c. The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

d. A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time.

e. A description of all arrangements or understandings between the stockholder and the proposed director candidate.

f. The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting.

g. Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Except where the Corporation is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals, including nominees recommended by stockholders, believed to be qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at any annual or special meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. The Committee may solicit recommendations from any or all of the following sources: non-management directors, the CEO, other executive officers, third-party search firms or any other source it deems appropriate. The Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate. The Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate. Accordingly, there are no differences in the manner in which the Nominating and Corporate Governance evaluates director nominees recommended by stockholders. In identifying and evaluating candidates for membership on the Board of Directors, the Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board of Directors.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act . The Audit Committee is currently comprised of Messrs. Choper, Bernikow and Pennacchio. Each of the members of the Audit Committee is independent, as independence for audit committee members is defined under the rules of Nasdaq. In addition, the Board of Directors has determined that Mr. Bernikow is an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee. This written charter was revised on May 9, 2005 to help ensure compliance with the Sarbanes-Oxley Act of 2002 and related rule changes by the SEC and Nasdaq. A copy of the current charter of the Audit Committee is included as Appendix A to this Proxy Statement.

The purpose of the Audit Committee is to (i) assist the Board of Directors in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community; (ii) oversee the audits of the financial statements of the Company and the Company’s relationship with its independent registered public accounting firm; (iii) promote and further the integrity of the Company’s financial statements and oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm (including being solely responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent registered public accounting firm); and (iv) provide the Board of Directors, the independent registered public accounting firm and the internal auditors direct, unfiltered access to each other on a regular basis. The Audit Committee meets at least quarterly and as often as it deems necessary in order to perform its responsibilities. During fiscal 2004, the Audit Committee met seven times.

For additional information regarding the Audit Committee, see the “Report of the Audit Committee” included elsewhere in this Proxy Statement.

Compensation Committee

The Compensation Committee meets periodically to review executive and employee compensation and benefits (including stock-based compensation awards under the Company’s 1992 Stock Incentive Plan), supervises benefit plans and makes recommendations regarding compensation, benefits and benefit plans to the Board of Directors. The Compensation Committee met six times during fiscal 2004. The present members of the Compensation Committee are Messrs. Pennacchio, Choper and Porter, each of whom is “independent” under the rules of Nasdaq.

Director Compensation

During fiscal 2004, non-employee directors of the Company were paid $3,000 plus expenses for each meeting of the Board of Directors which they attended. During fiscal 2004, non-employee directors of the Company were also paid $3,000 plus expenses for each committee meeting they attended. Non-employee directors received $500 for certain telephonic board or committee meetings. In addition, the Chairman of the Audit Committee receives an additional $10,000 on an annual basis for serving in such capacity.

During fiscal 2004, non-employee directors of the Company were also eligible to participate in the Company’s 1992 Stock Incentive Plan, as amended (the “1992 Plan”). Pursuant to the 1992 Plan, each non-employee director of the Company is entitled to receive a stock option to purchase 15,000 shares of Common Stock upon such director’s election and a stock option to purchase 15,000 shares of Common Stock upon such director’s re-election. Such stock options were originally structured to become exercisable in three equal annual installments commencing with the date of grant. These options became fully vested on January 27, 2005 in connection with the Company’s acceleration of all of its outstanding stock options. All options are granted with a term of ten years.

The 1992 Plan provides that non-employee directors of the Company may elect to receive all or a portion of their directors’ fees, on a current or deferred basis, in shares of Common Stock that are free of any restrictions under the 1992 Plan. A director wishing to receive Common Stock in lieu of cash would enter into an irrevocable agreement with the Company in advance of the beginning of a calendar year. During fiscal 2004, all non-employee directors elected to receive their directors’ fees in Common Stock.

In June 2004, Mr. Choper was asked to oversee and supervise, on behalf of the Board of Directors, an investigation into allegations pertaining to a discrimination charge that was filed against the Company in April 2004. The Company paid Mr. Choper $4,500 in June 2004 for assuming this oversight responsibility on behalf of the Board of Directors.

Chairman Compensation (Direct and Indirect)

Mr. Holtzman, the Chairman of the Board of Directors of the Company, is compensated by the Company both directly (as an executive officer of the Company) and indirectly (as the president and chief executive officer and, together with his wife, the sole shareholder of Jewelcor Management, Inc. (“JMI”), which has an ongoing consulting arrangement with the Company). The relationship between the Company and JMI is discussed more fully under “Certain Relationships and Related Transactions.”

The following table summarizes the total compensation Mr. Holtzman has received, directly (as an executive officer) and indirectly (through JMI), over the past three fiscal years on a combined basis. The footnotes to this table break out each element of compensation between Mr. Holtzman, directly, and JMI.

	Fiscal 2004		Fiscal 2003		Fiscal 2002
Combined annual compensation	$416,000	(1)	$350,000	(2)	$299,539	(3)
Combined bonus	$150,000	(4)	$150,000	(5)	—
Combined long-term stock-based compensation awards(6)	400,000	(7)	200,000	(8)	600,000	(9)

(1)	From the period April 2004 through April 2005, JMI received $392,000 in consulting fees, payable in cash. As payment for his services as an executive officer of the Company, Mr. Holtzman received an annual salary $24,000 in fiscal 2004. Effective May 9, 2005, the Compensation Committee increased the annual consulting fees payable to JMI to $412,000.
(2)	For the period April 2003 through April 2004, the Company issued to JMI 70,769 non-forfeitable and fully vested shares of Common Stock as payment for services to be rendered under the consulting agreement through April 28, 2004. The fair value of the issued shares as of April 28, 2003 was $276,000, or $3.90 per share. The Compensation Committee and Board of Directors increased the annual consulting fees payable to JMI, effective May 1, 2003, by $50,000, to $326,000. The increase of $50,000 for fiscal 2004 was paid to JMI through the issuance of 12,820 non-forfeitable and fully vested shares of Common Stock valued at $3.90 per share. As payment for his services as an executive officer of the Company, Mr. Holtzman received an annual salary of $24,000 in fiscal 2003.
(3)	For the period April 2002 through April 2003, the Company issued to JMI 60,659 non-forfeitable and fully vested shares of Common Stock. The fair value of those shares on April 29, 2002, the date of issuance, was $276,000 or $4.55 per share. As payment for his services as an executive officer of the Company, Mr. Holtzman received an annual salary of $23,539 in fiscal 2002.
(4)	On July 15, 2004, JMI received a bonus in the amount of $150,000 for services performed in fiscal 2003.
(5)	On July 1, 2003, JMI received a bonus in the amount of $150,000.
(6)	On January 27, 2005, the Company accelerated the vesting of all outstanding and unvested stock options held by directors, officers and employees under the Company’s 1992 Stock Incentive Plan. As a result, all outstanding options held by Mr. Holtzman became fully vested and exercisable on that date.
(7)	On July 15, 2004, the Compensation Committee granted to Mr. Holtzman a 10-year option to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $6.27 per share, which option vests ratably over a three-year period. On August 31, 2004, the Compensation Committee granted to Mr. Holtzman a 10-year option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $5.89 per share, which vests in three equal installments commencing with the vesting of one-third on the date of grant. On August 31, 2004, the Compensation Committee also granted Mr. Holtzman a 10-year option to purchase an additional 100,000 shares of the Company’s Common Stock at an exercise price of $5.89 per share. This option was scheduled to vest on the seventh anniversary of the date of grant, but would be accelerated if the Company achieved certain performance targets in fiscal 2004. Those targets were met and the option was accelerated with vesting in three equal annual installments commencing with the first one-third on the date of grant.
(8)	On July 1, 2003, the Compensation Committee granted to Mr. Holtzman a 10-year option to purchase 200,000 shares of Common Stock. This option has an exercise price of $5.01 per share and vested ratably over a two-year period.
(9)	On May 1, 2002, Mr. Holtzman was granted a 10-year option to acquire 200,000 shares of Common Stock at an exercise price of $4.58 per share, vesting ratably over a three-year period. On October 16, 2002, Mr. Holtzman was granted a 10-year option to purchase an additional 400,000 shares of the Company’s Common Stock at an exercise price of $3.15 per share, which vests ratably over a two-year period.

At January 29, 2005, Mr. Holtzman had outstanding and exercisable options to purchase 1,530,000 shares of Common Stock. The value of these unexercised in-the-money options was $1,722,500, based on the difference between the closing price of the Company’s Common Stock on January 29, 2005 of $5.40 per share and the exercise price of the respective options.

EXECUTIVE COMPENSATION

Summary Compensation Table.    The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by the Company with respect to the Chief Executive Officer, the Chief Financial Officer, the Executive Vice President of Business Development and Global Sourcing, and the Executive Vice President of Store Development (collectively, the “Named Executive Officers”), for fiscal 2004 and for the fiscal years ended January 31, 2004 (“fiscal 2003”) and February 1, 2003 (“fiscal 2002”).

Summary Compensation Table

	Fiscal Year	Annual Compensation				Long-Term Compensation Awards Options	All Other Compensation
Name and Principal Position (at January 29, 2005)		Salary		Bonus
David A. Levin President and Chief Executive Officer	2004 2003 2002	$ $ $	560,577 513,846 468,596	$ $ $	–0– 125,500 270,000	$150,000 75,000 75,000	$ $ $	18,268 18,171 16,031	(1) (2) (3)

Dennis R. Hernreich Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer	2004 2003 2002	$ $ $	426,659 385,385 323,885	$ $ $	–0– 93,750 230,000	$120,000 75,000 75,000	$ $ $	14,498 14,400 8,020	(1) (2) (3)

Linda B. Carlo(4) Executive Vice President, Business Development and Global Sourcing	2004 2003	$ $	299,286 133,846	$ $	–0– –0–	$25,000 50,000	$ $	14,550 2,535	(1) (2)

Joseph H. Cornely III(5) Executive Vice President, Store Development	2004 2003 2002	$ $ $	292,789 262,019 200,230	$ $ $	25,000 –0– 50,000	$25,000 50,000 32,000	$ $ $	9,768 6,000 5,000	(1) (2) (3)

(1)	Other Compensation with respect to fiscal 2004 represents: (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Levin $2,570); (ii) matching contributions made by the Company for the benefit of each of the following executive officers to the Company’s retirement plan (the “401(k) Plan”) established pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (Mr. Levin $6,098, Mr. Hernreich $6,098, Ms. Carlo $6,150 and Mr. Cornely $6,150); and (iii) car allowances (Mr. Levin $9,600, Mr. Hernreich $8,400, Ms. Carlo $8,400 and Mr. Cornely $3,618).
(2)	Other Compensation with respect to fiscal 2003 represents: (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Levin $2,571 and Ms. Carlo $458); (ii) matching contributions made by the Company for the benefit of each of the following executive officers to the 401(k) Plan (Mr. Levin $6,000, Mr. Hernreich $6,000 and Mr. Cornely $6,000); and (iii) car allowances (Mr. Levin $9,600, Mr. Hernreich $8,400 and Ms. Carlo $2,077).
(3)	Other Compensation with respect to fiscal 2002 represents: (i) payments by the Company of insurance premiums for term life insurance for the benefit of the executive officers (Mr. Levin $3,245 and Mr. Hernreich $466); (ii) matching contributions made by the Company for the benefit of each of the following executive officers to the 401(k) Plan (Mr. Levin $4,426, Mr. Hernreich $5,131 and Mr. Cornely $5,500); and (iii) car allowances (Mr. Levin $8,360 and Mr. Hernreich $2,423).
(4)	Ms. Carlo joined the Company in August 2003 as the Executive Vice President, General Merchandise Manager of the Company’s Casual Male division and was most recently promoted in June 2005 to Executive Vice President of Business Development & Global Sourcing.
(5)	Mr. Cornely was promoted to Executive Vice President, Store Development and accordingly became an executive officer of the Company on April 26, 2003. Mr. Cornely joined the Company on May 15, 2002 as a result of the Company’s Casual Male acquisition. Compensation paid by Casual Male Corp. to Mr. Cornely prior to May 15, 2002 is not included in this schedule.

Option Grants Table.    The following Option Grants Table sets forth certain information as of January 29, 2005 regarding stock options granted during fiscal 2004 by the Company to the Named Executive Officers.

Option Grants In Fiscal 2004

	Individual Grants
	Number of Shares of Common Stock Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price Per Share		Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
							5%		10%
David A. Levin	75,000 75,000	4.33 4.33	% %	$ $	6.24 7.28	5/24/14 6/16/14	$ $	294,323 343,376	$ $	745,871 870,183
Dennis R. Hernreich	60,000 60,000	3.46 3.46	% %	$ $	6.24 7.28	5/24/14 6/16/14	$ $	235,458 274,701	$ $	596,697 696,146
Linda B. Carlo	25,000	1.44%			$10.15	3/29/14		$159,582		$404,412
Joseph H. Cornely III	25,000	1.44%			$10.15	3/29/14		$159,582		$404,412

(1)	In the fourth quarter of fiscal 2004, the Company’s Board of Directors approved the vesting of all outstanding and unvested options held by directors, officers and employees under the Company’s 1992 Stock Incentive Plan. Accordingly, the above issuances became fully vested on January 27, 2005. See “Stock-Based Compensation” in Note A to the Notes of the Consolidated Financial Statements for the year ended January 29, 2005 for a complete discussion of the acceleration.
(2)	The amounts shown on these columns represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation as mandated by the SEC (based on the market value on the date of the grant) of 5% and 10%, compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

Aggregated Option Exercises and Fiscal Year-End Option Value Table.    The following table sets forth information for the Named Executive Officers with respect to the exercise of stock options during the fiscal year ended January 29, 2005 and the year-end value of unexercised options.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End # of Shares(1)		Value of Unexercised In-The-Money Options at Year End Value of Shares(1), (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Levin	–0–	–0–	725,000	–0–	$1,544,500	–0–
Dennis R. Hernreich	–0–	–0–	455,000	–0–	518,625	–0–
Linda B. Carlo	–0–	–0–	75,000	–0–	–0–	–0–
Joseph H. Cornely III	–0–	–0–	107,000	–0–	139,100	–0–

(1)	As a result of the Company accelerating all stock options outstanding at January 27, 2005, all outstanding options held by the Named Executive Officers at January 29, 2005 were exercisable.
(2)	The value of unexercised in-the-money options at fiscal year end is the difference between the closing price of the Company’s Common Stock on January 29, 2005 of $5.40 per share and the exercise price of the respective options.

Equity Compensation Plan Information

The following is a summary of information with respect to the Company’s equity compensation plans as of January 29, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,493,007	$5.49	2,254,259
Equity compensation plans not approved by security holders(2)	1,140,000	$3.40	—

Total	4,633,007	$4.93	2,254,259

(1)	At January 29, 2005, the Company’s only approved equity compensation plan is its 1992 Stock Incentive Plan which provides for the issuance of up to 6,250,000 shares of the Company’s Common Stock.
(2)	The Company’s Board of Directors and the Compensation Committee of the Board of Directors have the reasonable discretion to issue shares outside of the 1992 Plan, subject to the rules of Nasdaq. Accordingly, at January 29, 2005 there were outstanding options to purchase up to 1,140,000 shares of Common Stock which were issued outside of the 1992 Plan, with exercise prices ranging from $1.14 to $5.35 per share. These options represent grants to consultants of the Company and also options granted to its executives in excess of the 1992 Plan’s annual maximum. At January 29, 2005, all of these options were exercisable.

Pension Plan

As part of the Casual Male acquisition, the Company assumed Casual Male Corp.’s obligations under its Pension Plan and its Supplemental Plan. The following table shows the aggregate annual benefits payable under both the Pension Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight line annuity form of retirement income:

	Representative Years of Service
Average of Highest Five Years of Compensation	10yrs	20yrs	30yrs (maximum)
$ 50,000	$4,977	$9,953	$14,930
100,000	11,977	23,953	35,930
150,000	18,977	37,953	56,930
200,000	25,977	51,953	77,930
250,000*	32,977	65,953	98,930
267,326*	35,402	70,805	106,207
300,000*	39,977	79,953	119,930

*	The maximum compensation that may be used as of December 31, 1998 to calculate benefits under the Pension and Supplemental Plans is $267,326.

In December 1993, Casual Male Corp. established the Supplemental Plan to provide benefits attributable to compensation in excess of the qualified plan limit, which was $160,000 but less than $267,326. The benefits provided by the Pension Plan and the Supplemental Plan are equal to (i) the sum of 0.75% of the executive’s highest consecutive five year average annual compensation plus 0.65% of the excess of the executive’s highest consecutive five year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive’s years of “benefit service” with the Company (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes was defined as all compensation reported on Form W-2

(excluding such items as bonus and stock options) up to a maximum of $267,326 for the calendar year ended December 31, 1998. Annual benefits are payable under the Pension Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of Casual Male Corp. and for Social Security benefits.

On May 3, 1997, Casual Male Corp.’s board of directors voted to amend the Pension Plan to cease all benefits accruals under the Pension Plan as of that date. Effective December 31, 1998, the Casual Male Corp.’s board of directors voted to cease all benefit accruals under its Supplemental Plan.

As of January 29, 2005, Mr. Cornely was the only Named Executive Officer of the Company who was a participant in the Pension Plan and Supplemental Plan. As such, Mr. Cornely will be entitled to an accrued benefit under the Pension Plan upon turning 65 year of age of $11,981.38 and a benefit of $4,715.07 under the Supplemental Plan.

401(k) Plan

The Company has a 401(k) Plan for which all eligible employees of the Company may participate. The 401(k) Plan, which is a defined contribution plan, permits each participant to defer up to 15% of such participant’s annual salary up to a maximum annual amount ($13,000 in calendar 2004, $12,000 in calendar 2003 and $11,000 in calendar year 2002). The Board of Directors of the Company may determine, from fiscal year to fiscal year, whether and to what extent the Company will contribute to the 401(k) Plan by matching contributions made to such plan by eligible employees. During fiscal 2004, the matching contribution by the Company continued to be 50% of contributions by eligible employees up to a maximum of six percent of salary.

Key Man Insurance

In fiscal 2000, the Company obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Levin. In fiscal 2001, the Company obtained a key man life insurance policy in the amount of $2,000,000 on the life of Mr. Hernreich.

Employment Agreements

The Company has employment agreements, which were most recently amended effective June 29, 2004 (collectively, the “Employment Agreements”), with David A. Levin and Dennis R. Hernreich. The Employment Agreements are for three-year terms, and automatically renew on each anniversary of the agreement’s commencement date for additional one-year periods, unless ninety-day notice by either party is otherwise given. The initial three-year term of Mr. Levin’s Employment Agreement was from April 10, 2000 until April 10, 2003. On each anniversary of the agreement’s commencement date, the term was extended for a one-year period. Accordingly, as of April 10, 2005, the most recent anniversary of Mr. Levin’s agreement’s commencement date, Mr. Levin’s employment with the Company was extended for an additional one-year period thereby extending the agreement to April 10, 2008. The initial three-year term of Mr. Hernreich’s Employment Agreement was from September 4, 2000 until September 4, 2003. On each anniversary of the agreement’s commencement date, the term was extended for a one-year period. Accordingly, as of September 4, 2004, the most recent anniversary of Mr. Hernreich’s agreement’s commencement date, Mr. Hernreich’s Employment Agreement with the Company was extended for an additional one-year period thereby extending the agreement to September 4, 2007.

These Employment Agreements require each executive officer to devote substantially all of the executive officer’s time and attention to the business of the Company as necessary to fulfill his respective duties. The Employment Agreements, as amended, provide that Messrs. Levin and Hernreich would be paid base salaries at annual rates of $575,000 and $440,000, respectively. Effective May 9, 2005, Mr. Levin’s and Mr. Hernreich’s salaries were increased to $600,000 and $460,000, respectively. The Employment Agreements provide that the annual rate of base salary for the renewal term may be increased by the Compensation Committee of the Board of Directors in its sole discretion.

The Employment Agreements also provide for the payment of bonuses in such amounts as may be determined by the Compensation Committee. While Messrs. Levin and Hernreich are employed by the Company, the Company will provide each executive an automobile allowance in the amount of $800 and $700 per month, respectively. Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by the Company to its senior executives (including any bonus, retirement, short and long-term disability insurance, major medical insurance and group life insurance plans in accordance with the terms of such plans), including stock option plans, all as determined from time to time by the Compensation Committee.

Mr. Levin is entitled to receive an annual bonus of up to 50% and Mr. Hernreich is entitled to receive an annual bonus of up to 45% of their respective annual base salaries depending on the performance of the Company. The Compensation Committee of the Board of Directors shall determine, in its sole discretion, the amount of bonus to be paid to the executive officers. Mr. Levin is entitled to receive an additional annual bonus of 10% of his annual salary base if the Company meets its annual projections for its fiscal budget plan, as approved by the Board of Directors. In July 2003, the Compensation Committee approved a $125,000 bonus for Mr. Levin and a $93,750 bonus for Mr. Hernreich, of which 50% became payable immediately. The remaining 50% was contingent upon the Company’s Casual Male business achieving certain performance targets for the fourth quarter of fiscal 2003. The Company did achieve such performance targets and, accordingly, Mr. Levin and Mr. Hernreich received the remaining 50% portion of their respective bonuses on March 4, 2004.

On May 9, 2005, the Company granted to Messrs. Levin and Hernreich options to purchase 200,000 and 160,000 shares of the Company’s Common Stock, respectively. These stock options have an exercise price of $6.90 per share and will vest ratably over a three year period, with the first one-third vesting on May 9, 2006. The option agreements require that the aggregate exercise price be paid by forfeiting a number of shares of Common Stock underlying the option with a fair market value equal to such aggregate exercise price.

The Employment Agreements provide that in the event the executive officer’s employment is terminated by the Company at any time for any reason other than “justifiable cause” (as defined in the Employment Agreements), disability or death, the Company is required to pay the executive officer the greater of (1) the base salary for the remaining term of the related Employment Agreement or (2) an amount equal to one half of the executive officer’s annual salary. If the remaining term of the related Employment Agreement on the date of termination is more than six months, the executive officer must make a good faith effort to find new employment and mitigate damages, costs and expenses to the Company. The Employment Agreements also provide that if the executive is terminated without justifiable cause within one year after a Change of Control of the Company (as defined below) has occurred, the executive officer shall receive a lump sum payment in an amount equal to the greater of (1) the base salary for the remaining term of the related Employment Agreement or (2) the current base salary for one year.

The Employment Agreements contain confidentiality provisions pursuant to which each executive officer agrees not to disclose confidential information regarding the Company. The Employment Agreements also contain covenants pursuant to which each executive officer agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with the business of the Company.

For purposes of the Employment Agreements, a “Change in Control of the Company” shall mean (i) any sale of all or substantially all of the assets of the Company to any person or group of related persons within the meaning of Section 13(d) of the Exchange Act (“Group”), (ii) any acquisition by any person or Group of shares of capital stock of the Company representing more than 50% of the aggregate voting power of the outstanding capital stock of the Company entitled under ordinary circumstances to elect the directors of the Company (“Voting Stock”) or (iii) any replacement of a majority of the Board of Directors of the Company over the twelve-month period following the acquisition of shares of the capital stock of the Company representing more than 10% of the Voting Stock by any person or Group which does not currently own more than 10% of such Voting Stock (unless such replacement shall have been approved by the vote of the majority of the directors then in office who either were members of the Board of Directors at the beginning of such twelve-month period or whose elections as directors were previously so approved).

The Company also has employment agreements with Mr. Cornely, Ms. Carlo and Mr. Sockolov.

When the Company acquired the Casual Male business in May 2002, the Company agreed to abide by the terms of Mr. Cornely’s Severance Compensation Agreement, which was entered into with Casual Male Corp. Pursuant to the terms of this Severance Compensation Agreement, in the event that Mr. Cornely’s employment with the Company is terminated for reasons defined in the agreement, the Company will pay to Mr. Cornely a severance payment of up to 14 months of his annual salary. The amount actually paid would be dependent on the reason for termination, decreased by the amount earned as the result of any subsequent employment obtained during the severance period.

The Company’s employment agreement with Ms. Carlo, which was most recently amended on June 29, 2004, is for a two-year term beginning on August 4, 2004. Pursuant to that agreement, Ms. Carlo receives an annual salary of $303,000 and is entitled to participate in the Company’s bonus program at a bonus incentive rate of 40% of her annual base salary, depending on the performance of the Company and at the sole discretion of the Compensation Committee. Ms. Carlo receives an automobile allowance in the amount of $600 per month and is entitled to vacation and to participate in and receive any other benefits customarily provided by the Company to its senior executives.

On October 29, 2004, the Company entered into an employment agreement with Mr. Sockolov. Under the terms of that employment agreement, which will terminate January 31, 2008, Mr. Sockolov will serve as the Chief Executive Officer of the Company’s Rochester division. The Company will pay Mr. Sockolov an annual base salary of $250,000, subject to annual increases as determined by the Board of Directors or a committee thereof. Mr. Sockolov will receive an automobile allowance of $700 per month and is entitled to six weeks of vacation and other benefits customarily provided by the Company to its senior executives. Pursuant to the employment agreement, Mr. Sockolov received an option to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $5.03 per share, the closing price of the Company’s Common Stock on October 29, 2004. This option became fully vested on January 27, 2005 in connection with the Company’s acceleration of all of its outstanding stock options.

The employment agreement provides that in the event Mr. Sockolov’s employment is terminated by the Company for any reason other than “cause” (as defined in the agreement) or death, Mr. Sockolov will be entitled to receive his full compensation and benefits under the employment agreement through January 31, 2008.

Mr. Holtzman also has an employment agreement with the Company with respect to his position as an executive officer of the Company. The salary, bonuses and stock options that he has received over the past three years in his capacity as an executive officer are described under “Chairman Compensation” above. The other terms of his employment agreement are substantially similar to those of the Employment Agreements described above.

Certain Relationships and Related Transactions

Jewelcor Management, Inc.

Since October 1999, the Company has had an ongoing consulting agreement with Jewelcor Management, Inc. (“JMI”) to assist in developing and implementing a strategic plan for the Company and for other related consulting services as may be agreed upon between JMI and the Company. Seymour Holtzman, who became the Company’s Chairman of the Board on April 11, 2000, is the beneficial holder of approximately 15.86% of the outstanding Common Stock of the Company (principally held by JMI). He is also the president and chief executive officer, and indirectly, with his wife, the primary shareholder of JMI.

On June 15, 2005, the Compensation Committee of the Board of Directors approved an increase in the annual compensation to JMI pursuant to the consulting agreement, effective May 9, 2005, to $412,000 from $392,000. JMI will continue to receive an additional $24,000 per annum for expense reimbursements.

The consulting agreement dated April 29, 2003, and most recently amended on June 15, 2005, is for a three-year term commencing on April 29, 2003 and ending on April 28, 2006. The consulting agreement will automatically renew each year thereafter on its anniversary date for additional one-year terms, unless either party notifies the other at least ninety days prior to such anniversary date that it will not renew such agreement. The consulting agreement with JMI includes a significant disincentive for non-performance, which would require JMI to pay to the Company a penalty equal to 150% of any unearned consulting services.

On May 9, 2005, the Company granted to JMI an option to purchase 160,000 shares of the Company’s Common Stock. This stock option has an exercise price of $6.90 per share and will vest ratably over a three-year period, with the first one-third vesting on May 9, 2006. The option agreement requires that the aggregate exercise price be paid by forfeiting a number of shares of Common Stock underlying the option with a fair market value equal to such aggregate exercise price.

Private Placement-12% Senior Subordinated Notes due 2010

During fiscal 2003, the Company issued approximately $29.6 million of 12% senior subordinated notes due 2010 (the “2010 Notes”), of which approximately $21.8 million of such notes were redeemed, subject to prepayment penalties, in the fourth quarter of fiscal 2003. The remaining $7.8 million of such notes were redeemed in the second quarter of fiscal 2004. Together with the 2010 Notes, the Company also issued detachable warrants to purchase 1,182,400 million shares of the Company’s Common Stock. The following is a listing of the participation by related parties in both the issuance and early redemption of the 2010 Notes.

Related Party-Note holders	2010 Notes Purchased	Warrants Issued	Original Exercise Price of Warrants		2010 Notes Redeemed Fiscal 2003	2010 Notes Redeemed Fiscal 2004	Prepayment Penalty(1)
JMI(2)	$2,000,000	80,000	$4.76-6.83	(9)	—	$2,000,000	$80,000
Clark Partners I, L.P.(3)	2,500,000	100,000	4.76	(9)	$2,500,000	—	162,500
Baron Asset Fund(4)	2,500,000	100,000	4.76		2,500,000	—	162,500
Marc Holtzman(5)	500,000	20,000	4.76-6.83		—	500,000	20,000
Alan Bernikow(6)	100,000	4,000	5.67	(9)	100,000	—	6,500
Frank J. Husic Rollover IRA(7)	500,000	20,000	5.88	(9)	500,000	—	28,750
Ecko(8)	2,500,000	100,000	5.10-6.83		—	2,500,000	100,000

(1)	The Company was obligated to pay a prepayment penalty on all early redemptions of its 2010 Notes equal to 6.5% of the principal amount of the respective notes redeemed in November 2003 and December 2003, 5.75% of the principal amount of the respective notes redeemed in January 2004 and 4.0% of the principal amount of the respective notes redeemed in July 2004.
(2)	Seymour Holtzman, the Chairman of the Board of Directors of the Company, is president and chief executive officer, and indirectly, with his wife, the primary shareholder of JMI.
(3)	Stephen Duff, a director of the Company until February 26, 2004, is Treasurer of Ninth Floor Corporation, the general partner of Clark Partners I, L.P. and he is also Senior Investment Manager at The Clark Estates, Inc.
(4)	Baron Asset Fund is an affiliate of Baron Capital Group, Inc., which is the beneficial holder of approximately 7.5% of the outstanding Common Stock of the Company.
(5)	Marc Holtzman is the son of Seymour Holtzman, the Chairman of the Company’s Board of Directors.
(6)	Alan Bernikow is a director of the Company.
(7)	Frank J. Husic was a director of the Company until February 1, 2005.

(8)	Includes certain principal officers of Ecko.Complex, LLC and certain of their family members. The Company operated its Ecko Unltd.® stores under a joint venture with Ecko.Complex, LLC until the second quarter of fiscal 2004, when the Company sold its interest in the joint venture to Ecko.
(9)	On December 7, 2004, in order to ensure compliance with Nasdaq requirements, the exercise prices of these warrants were increased as follows: JMI’s warrant to purchase 60,000 shares was increased to $5.26 per share; JMI’s warrant to purchase 20,000 shares was increased to $7.36 per share; Clark Partners I, L.P.’s warrant to purchase 100,000 shares was increased to $5.26 per share; Alan Bernikow’s warrant to purchase 4,000 shares was increased to $6.01 per share; and Frank J. Husic Rollover IRA’s warrant to purchase 20,000 shares was increased to $6.79 per share.

Compensation Committee Interlocks and Insider Participation

For fiscal 2004, the members of the Compensation Committee were Messrs. Pennacchio, Choper and Porter. Persons serving on the Compensation Committee had no relationships with the Company in fiscal 2004 other than their relationship to the Company as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to the Company as beneficial owners of shares of Common Stock and options exercisable for shares of Common Stock. No person serving on the Compensation Committee or on the Board of Directors is an executive officer of another entity for which an executive officer of the Company serves on such entity’s board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. The Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during fiscal 2004, the Company believes that the current Reporting Persons complied with all applicable Section 16(a) reporting requirements and that all required reports were filed in a timely manner, with the exception of the following filings:

Ms. Carlo filed a Form 4 late with respect to the acquisition in November 2004 of 2,000 shares of the Company’s Common Stock. Mr. Husic filed late Form 4’s in September 2004 and July 2004 modifying his indirect ownership of the Company’s Common Stock. Messrs. Choper, Pennacchio and Porter each filed a late Form 4 for stock compensation received for a compensation committee meeting held in July 2004.

COMPENSATION COMMITTEE REPORT

Decisions concerning the compensation of the Company’s executive officers generally are made by the Compensation Committee of the Board of Directors. The Compensation Committee currently consists of three members, Joseph Pennacchio, Jesse Choper and George Porter, each of whom is independent under the rules of Nasdaq. This Compensation Committee Report summarizes the Company’s executive officer compensation practices and policies for fiscal year 2004, as well as compensation changes for fiscal 2005.

Compensation Policies

The Company’s compensation policies are designed to link executive officer compensation to the annual and long-term performance of the Company and to provide industry-competitive compensation for such officers. The Company’s executive officer compensation consists of two key components: (1) an annual component, consisting of annual base salary and annual incentive bonus, if any, and (2) a long-term component consisting of the grant of stock options, performance share awards or other similar equity instruments.

The policies with respect to each of these elements, as well as the bases for determining the compensation of the Company’s executives, are described below.

(1) Annual Component: Base Salary and Annual Incentive Bonus

The Compensation Committee reviews all base salaries for executive officers and establishes them by reviewing the performance of each executive officer, evaluating the responsibilities of each executive officer’s position and comparing the executive officers’ salaries with salaries of executive officers of other companies in the specialty retail apparel industry (the “Industry”). The Compensation Committee defines the Industry as public companies in the specialty retail apparel business with similar sales and market capitalization. Annual base salary adjustments are influenced by the Company’s performance in the previous fiscal year and the individual’s contribution to that performance, the individual’s performance, which is measured by various factors including, but not limited to, the number of departments and employees for which the executive officer is responsible, promotions of the individual that may have occurred during the fiscal year, and any increases in the individual’s level of responsibility.

(2) Long-Term Component: Stock-Based Awards

To align executive officers’ interests more closely with the interests of the stockholders of the Company, the Company’s long-term compensation program emphasizes the grant of stock options, and more recently, performance share awards. The amount of such awards is determined one or more times in each fiscal year by the Compensation Committee. Stock-based awards normally are granted to executive officers in amounts based largely upon the size of stock-based awards for comparable positions, the Company’s financial and operational performance, as well as the availability of shares of Common Stock under the 1992 Stock Incentive Plan. The Compensation Committee may take into account other factors in determining the size of stock-based awards, including, but not limited to, special accomplishments during the preceding year and the need to attract and retain individuals the Compensation Committee perceives to be valuable to the Company.

Discussion of 2004 Compensation for the Chief Executive Officer

Since the acquisition of Casual Male in fiscal 2002, the Company has been working on a three-year strategic plan to grow its Casual Male business, improve its infrastructure and re-establish the Casual Male brand within the marketplace. In determining Mr. Levin’s compensation for 2004, the Compensation Committee considered not only the Company’s financial performance but also the progress the Company has achieved toward its strategic plan. During fiscal 2004, several accomplishments factored into Mr. Levin’s overall compensation for fiscal 2004, including, but not limited to, improved financial results, the acquisition of Rochester Big & Tall Clothing and the completion of the Company’s divesture of its other non-core businesses. In addition, the Company also considered other qualitative factors, such as enhancement of shareholder value, expanding the Company’s exposure in the investment community and the overall strength of the Company and its employees. The Committee also considered salary information for chief executive officers of other apparel retailers of similar size and direction that the Committee believes is comparable.

For fiscal 2004, Mr. Levin received a base salary of $575,000. For fiscal 2004, the Compensation Committee established an incentive bonus plan which was based on the Company achieving certain thresholds. Under the bonus plan, if the Company was able to meet certain performance thresholds, Mr. Levin would receive an incentive bonus of up to 100% of his salary, depending on the Company’s performance and levels achieved. Based on fiscal 2004 actual results, no bonus was paid for fiscal 2004.

The Committee believes Mr. Levin’s compensation is commensurate with the overall financial and strategic performance of the Company.

Fiscal 2005 Compensation Changes

Effective May 9, 2005, the Compensation Committee increased the annual base salaries of Mr. Levin and Mr. Hernreich to $600,000 and $460,000, respectively. On May 9, 2005, Messrs. Levin and Hernreich also were granted options to purchase 200,000 and 160,000 shares of the Company’s Common Stock, respectively. These stock options have an exercise price of $6.90 per share and will vest ratably over a three-year period, with the first one-third vesting on May 9, 2006. The option agreements require that the aggregate exercise price be paid by forfeiting a number of shares of Common Stock underlying the option with a fair market value equal to such aggregate exercise price. Messrs. Levin and Hernreich are also participants in the Company’s 2005 Executive Incentive Plan pursuant to which each executive is eligible to receive a cash bonus, based on a percentage of each participant’s annual salary, if certain performance targets are achieved in fiscal 2005.

In addition to the foregoing, executive officers receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to the Company’s eligible employees. After one year of service with the Company, the executive officers are eligible to participate in the 401(k) Plan. Benefits under these plans are not tied to corporate performance.

The SEC requires that this Compensation Committee Report comment upon the Compensation Committee’s policy with respect to Section 162(m) of the Internal Revenue Code, which limits the Company’s tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as “performance-based compensation.” The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

THE COMPENSATION COMMITTEE

Joseph Pennacchio, Chairman of the Compensation Committee

Jesse Choper

George T. Porter, Jr.

PERFORMANCE GRAPH

The following Performance Graph compares the Company’s cumulative stockholder return with that of a broad market index (Standard & Poor’s Industrials Index) and one published industry index (Standard & Poor’s 500—Composite Retail Index) for each of the most recent five years ended January 31. The cumulative stockholder return for shares of the Company’s Common Stock (“CMRG”) and each of the indices is calculated assuming that $100 was invested on January 31, 2000. The Company paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect January 31 of each year and do not reflect fluctuations between those dates. In addition there is a chart of the annual percentage return of the Company’s Common Stock, the S & P Industrial and Composite Retail 500.

Annual Return Percentage

		Years Ending
Company/Index		Jan 01	Jan 02	Jan 03	Jan 04	Jan 05
CMRG		50.00	77.78	(17.75)	107.60	(20.94)
S&P INDUSTRIALS		(8.48)	(18.56)	(25.23)	32.13	3.43
COMPOSITE RETAIL - 500		3.46	4.13	(72.84)	48.35	13.96

Indexed Returns
Company/Index	Base Period Jan 00	Jan 01	Jan 02	Jan 03	Jan 04	Jan 05
CMRG	100	150.00	266.67	219.33	455.33	360.00
S&P INDUSTRIALS	100	91.52	74.54	55.73	73.63	76.16
COMPOSITE RETAIL - 500	100	103.46	107.73	29.26	43.41	49.46

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders of the Company, the Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 28, 2006. Ernst & Young LLP has served as the Company’s auditors since October 2000. Stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of such auditors, the Audit Committee will reconsider the selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company.

Audit Fees

Ernst & Young LLP billed the Company an aggregate of $639,470 and $792,105 in fees for fiscal years 2004 and 2003, respectively, for professional services rendered in connection with the audits of the Company’s financial statements for the fiscal years ended January 29, 2005 and January 31, 2004 included in the Company’s Annual Reports on Form 10-K and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 cost an additional $443,300 in fees in fiscal 2004. In addition for fiscal year 2004 the Company also was billed approximately $183,456 of fees for services incurred in connection with the Company’s acquisition of Rochester Big & Tall Clothing and certain S-3 registration filings. Fees for fiscal year 2003 included $226,000 of fees for the stand-alone audit of the Company’s majority-owned subsidiary LP Innovations, Inc.

Audit—Related Fees

Ernst & Young LLP billed the Company an aggregate of $57,900 and $110,500 in fees in fiscal years 2004 and 2003, respectively, for assurance and related services, including services related to benefit plan audits. Fees for fiscal year 2003 include approximately $67,000 of fees for services incurred in connection with the Company’s issuance of $100 million of convertible notes.

Tax Fees

Ernst & Young LLP billed the Company an aggregate of $144,544 and $412,000 in fees in fiscal years 2004 and 2003, respectively, for professional services related to tax compliance, tax planning and tax advice. Tax compliance services consisted of preparation of original and amended income tax, sales and use tax, property, and all other tax returns; claims for refunds; and tax payment planning services. Tax advisory services consisted of a wide range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from taxing authorities.

All Other Fees

Ernst & Young LLP did not bill the Company in fiscal 2004 or 2003 for services other than those described above.

Pre-Approval of Services by Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairman of the Audit Committee in time sensitive cases. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent registered public accounting firm.

All of the services provided under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Audit Committee and the Board of Directors unanimously recommend that you vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements for the fiscal year ended January 29, 2005 with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). In addition, the Committee has discussed with Ernst & Young LLP the firm’s independence from Company management and the Company, including the matters in the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (including internal control over financial reporting) and the overall quality of the Company’s financial reporting. The Audit Committee held 7 meetings during the fiscal year ended January 29, 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for filing with the SEC. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm.

The Audit Committee is governed by a charter, which was most recently amended May 9, 2005. (see Appendix A for a copy of the current Audit Committee charter). The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

THE AUDIT COMMITTEE

Jesse Choper, Chairman of the Audit Committee

Alan S. Bernikow

Joseph Pennacchio

July 8, 2005

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by the Company at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this website is http://www.sec.gov.

Access to this information as well as other information on the Company is also available on the Company’s website at http://www.casualmale.com and clicking on “Investor Relations.”

SOLICITATION

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and employees of the Company without extra compensation, by telephone, facsimile or personal interview. D.F. King & Company, Inc. has been retained by the Company for a fee not to exceed $5,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders in question. If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that the Company send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact the Company at 555 Turnpike Street, Canton Massachusetts 02021. The Company will send you a copy of the Proxy Statement promptly after it receives your written or oral request.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, in order for any stockholder proposal to be included in the Company’s proxy statement and proxy card for presentation at the 2006 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company at the Company’s principal executive offices by March 8, 2006 (120 days before the anniversary of the date this Proxy Statement is being mailed to the Company’s stockholders).

The Company’s By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of the Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative. Such procedural requirements are fully set forth in Section 3.14 of the Company’s By-Laws. A stockholder’s notice will be timely if delivered to, or mailed to and received by, the Company not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”). To bring an item of business before the 2006 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of the Company not before April 11, 2006 or after May 26, 2006. In the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, however, a stockholder’s notice will be timely delivered to, or mailed to, and received by, the Company not later than the close of business on the later of (a) the 75th day prior to the scheduled date of such Annual Meeting or (b) the 15th day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board should direct their communications to: Secretary of the Company, Casual Male Retail Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Any such communication must state the number of shares beneficially owned by the stockholder sending the communication. The Secretary will forward such communication to all of the members of the Board of Directors or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, then the Secretary has the authority to discard the communication or take appropriate legal action in response to the communication.

BOARD POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company believes that it is important for and encourages the members of the Board of Directors to attend Annual Meetings of Stockholders. Last year, all members of the Board of Directors participated in the Annual Meeting of Stockholders held on August 4, 2004.

OTHER MATTERS

As of this date, management knows of no business, which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

Appendix A

AUDIT COMMITTEE CHARTER

A.	Purpose

The purpose of the Audit Committee (the “Committee”) is to:

•	assist the Board of Directors in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community;

•	oversee the Casual Male Retail Group, Inc. (the “Company”) audit and its relationship with its independent auditors;

•	promote and further the integrity of the Company’s financial statements and the independence and performance of the Company’s external independent auditor; and

•	provide the Board of Directors (the “Board”), the independent auditors and the internal auditors direct, unfiltered access to each other on a regular basis.

B.	Composition

1.    Number.    The Committee shall consist of at least three members of the Board.

2.    Independence.    Except as otherwise permitted by the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market (“Nasdaq”), each member of the Committee shall be “independent” as defined by such Act and rules.

3.    Financial Literacy.    Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement at the time of his or her appointment to the Committee. To the extent required by the Act and the rules of the SEC and Nasdaq, at least one member of the Committee shall be a “audit committee financial expert” as defined by the Act and SEC rules and have the level of enhanced financial literacy required by Nasdaq rules. All members of the Committee shall participate in continuing education programs as set forth in the rules developed by the Nasdaq Listing and Hearings Review Council.

4.    Chair.    The Board shall designate one member of the Committee to be Chairperson of the Committee.

5.    Compensation.    The compensation of Committee members shall be as determined by the Board. No member of the Committee may receive any compensation from the Company other than for services as a director.

6.    Selection and Removal.    Members of the Committee shall be appointed by the Board. The Board may remove members of the Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Committee to

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plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report. The independent auditors are responsible for auditing the Company’s financial statements and internal control over financial reporting, and for reviewing the Company’s unaudited interim financial statements.

Oversight of Independent Auditors

1.    Selection.    The Committee shall be solely and directly responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent auditor. The Committee shall decide, in accordance with the Act and SEC rules, the extent to which independent public accountants other than the principal auditor are to be used and understand the rationale for using them. The Committee shall direct the principal auditor and secondary accountants to coordinate their work and shall direct the principal auditor to perform an appropriate review of the secondary accountants’ work. The Committee may, in its discretion, seek stockholder ratification of any independent auditor it appoints.

2.    Independence.    The Committee shall take appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Committee shall periodically obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board, Standard No. 1. The Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.    Compensation.    The Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of the independent auditor as established by the Committee.

4.    Pre-Approval and Disclosure of Services.    The Committee shall pre-approve all audit services and permitted non-audit services (other than de minimis permitted non-audit services as defined and permitted by the Act and SEC rules) in accordance with the Company’s Audit and Non-Audit Services Pre-Approval Policy. The Committee shall cause the Company to disclose in its periodic SEC reports the approval by the Committee of any non-audit services to be performed by the independent auditor. The Committee shall further cause the Company to disclose the Company’s Audit and Non-Audit Services Pre-Approval Policy in the Company’s annual report and proxy statement, and, to the extent required by the Act and the rules of the SEC and Nasdaq, the Audit fees, Audited-Related fees, Tax fees and All Other fees, as defined by the SEC, paid to the Company’s independent auditor in the annual report or proxy statement.

5.    Oversight.    The independent auditor shall report directly to the Committee and the Committee shall have sole and direct responsibility for overseeing the independent auditor for purposes of all work it performs for the Company, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Committee shall from time to time, as appropriate, obtain and review the reports required to be made by the independent auditor pursuant to the Act or otherwise regarding:

•	critical accounting policies and practices;

•	alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management, such as any “management letter” or schedule of “unadjusted differences.”

The Committee shall authorize appropriate changes to be made pursuant to its review and report such changes to the Board.

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Review of Audited Financial Statements

•	Discussion of Audited Financial Statements. The Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion and the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

•	Recommendation to Board Regarding Financial Statements. The Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report and any other report to the SEC or stockholders.

•	Committee Report. The Committee shall review all proxy statements and prepare the report described in Item 306 of Regulation S-K for inclusion where necessary in a proxy statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting).

Review of Other Financial Disclosures

Independent Auditor Review of Interim Financial Statements.    The Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Committee shall direct management to advise the Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information. In any event, the Committee shall review the consistency and adequacy of all interim financial disclosures prior to any public disclosure.

Additional Review

Following completion of any audit or review of financial statements and prior to any public disclosure, the Committee shall review earnings releases, unusual transactions and accounting estimates, post-audit or post-review matters such as any differences between the planned and actual scope of the audit or review and recent and prospective opinions of the Accounting Principles Board and their impact upon the Company’s accounting and financial statements.

Controls

1.    Oversight.    The Committee shall coordinate the Company’s policy, oversight and review of internal control over financial reporting, disclosure controls and procedures and management information systems. The Committee shall conduct an annual review of the adequacy of such controls and the staff that implements them and shall direct the Vice President, Internal Auditing, or persons performing similar functions, to take action as the Committee deems prudent. The Committee shall receive and review the reports of management, the certifications of the CEO and CFO and the independent auditor’s attestation under the Act and SEC rules. The Committee shall discuss with management, the internal auditors (or persons performing similar functions), and

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the independent auditors the adequacy and effectiveness of internal control over financial reporting, including any significant deficiencies or material weaknesses identified by management of the Company in connection with its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act. In addition, the Committee shall discuss with management, the internal auditors (or persons performing similar functions), and the independent auditors any significant changes in internal control over financial reporting that are disclosed, or considered for disclosures, in the Company’s periodic filings with the SEC.

2.    Procedures for Complaints.    The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.    Investigations.    The Committee shall have the authority to conduct or authorize special audits and investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

4.    Related-Party Transactions.    To the extent required by the Act and the rules of the SEC and Nasdaq, the Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

Additional Authorities and Responsibilities

1.    Independent Advisors.    The Committee shall have the authority to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

2.    Additional Authority.    The Committee shall have such other authority and responsibilities as may be delegated from time to time by the Board.

D.	Procedures and Administration

1.    Meetings.    The Committee shall meet at least quarterly and as often as it deems necessary in order to perform its responsibilities. The Committee shall periodically meet separately with: (i) the independent auditor; (ii) the Company’s management and (iii) the Company’s Vice President, Internal Auditing, or persons performing similar functions. The Committee and any subcommittee shall keep such records of its meetings as it may deem appropriate.

2.    Quorum.    The quorum for conducting the business of the Committee shall be a majority of the membership.

3.    Subcommittees.    The Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to pre-approve audit or non-audit services shall be reported to the full Committee at its next scheduled meeting.

4.    Reports to the Board.    The Committee shall regularly report a summary of its actions and the results of its reviews to the Board.

5.    Charter.    Annually, the Committee shall review and reassess the adequacy of this charter and recommend any proposed changes to the Board for approval.

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CASUAL MALE RETAIL GROUP, INC.
Notice of 2004 Annual Meeting of
Stockholders and Proxy Statement
Monday, August 8, 2005
11:00 A.M.

Greenberg Traurig, LLP
200 Park Avenue
MetLife Building
15th Floor
New York, New York

Please sign your proxy and return it in the enclosed postage-paid envelope so that you may be represented at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

CASUAL MALE RETAIL GROUP, INC.

August 8, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê	Please detach along perforated line and mail in the envelope provided.	ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED BELOW.			2. Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH OF THE PROPOSALS. RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF CASUAL MALE RETAIL GROUP, INC. DATED JULY 8, 2005.

☐	FOR ALL NOMINEES	O Seymour Holtzman O David A. Levin
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Alan S. Bernikow O Jesse Choper
O James P. Frain
☐	FOR ALL EXCEPT (See instructions below)	O Joseph Pennacchio O George T. Porter, Jr. O Robert L. Sockolov

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CASUAL MALE RETAIL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On August 8, 2005

        The undersigned stockholder of Casual Male Retail Group, Inc., hereby appoints Seymour Holtzman and David A. Levin, and each of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Monday, August 8, 2005, at 11:00 A.M. local time, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, Met Life Building, 15th Floor, New York, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

(Continued and to be signed on the reverse side)